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Exhibit (a)

New York, NY, August 1, 2000 - Virtual Communities Inc. (Nasdaq: VCIX), a provider of Web development and site management software, and Intercoastal Financial Services Corp ("Intercoastal"), an NASD member firm, today announced a $5.5 million follow-on financing package for VCIX.

Pursuant to a Convertible Preferred Stock Purchase Agreement entered into by the parties on July 28th, VCIX will sell 5,500 shares of Preferred Stock by August 31st to several institutional investors. The Preferred Stock is convertible for a period of three years into shares of VCIX Common Stock at the lesser of a) 110%-120% of the closing bid price on the conversion date and b) 90% of the lowest closing bid price of the Common Stock over a 20 day period prior to the conversion date. The agreement also calls for VCIX to issue 978,000 three-year warrants to the investors exercisable into Common Stock at $2.25 per share subject to upward adjustment in the exercise price.

VCIX previously raised $3 million from investors placed by Intercoastal in April 2000 and received a Bridge Loan of $1 million from one of those investors in June 2000 which loan, and related accrued interest, has been converted into 1,010 shares of Preferred Stock as part of the first tranche of the financing completed on July 28th.

"Intercoastal has proven to be a solid and consistent financial supporter of VCIX even under volatile market conditions. This follow-on investment will allow VCIX to pursue it business goals as it further develops its Web technologies, including Cortext Web development and site management software and systems", said Avi Moskowitz, President and CEO of VCIX. Roy Zentz, Intercoastal's President said, "We are delighted to be able to play an important role in the financial support of VCIX. This additional investment affirms our excitement about the Web technologies being developed by the Company and our belief that management will be able to successfully bring those technologies to market."

About Virtual Communities

Virtual Communities Inc. (VCIX) is a developer and marketer of next-generation Web development, e-commerce and site management software. The integrated VCIX applications are based on object-oriented technology, and provide native support for emerging data structure formats including XML (Extensible Markup Language), while combining sophisticated business-process modeling and component re-usability.